Exhibit 99.1

AMERICAN REBEL LIGHT CONTINUES RAPID GROWTH BY SIGNING DISTRIBUTION AGREEMENT WITH TRAMONTE DISTRIBUTING FOR SIX COUNTIES IN NORTHEASTERN OHIO

Nashville, TN, Jan. 17, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer (americanrebelbeer.com) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (americanrebel.com), is very pleased to announce it has signed a distribution agreement with Tramonte Distributing (tramontedistributing.com) for a six county region of northeast Ohio, including the city of Akron. This expansion marks a significant milestone as the company continues to grow its presence in the Midwest.

“Signing with Tramonte for northeast Ohio is very tactical for us as the territory map for Tramonte is complementary to our existing agreement with Bonbright Distributing (bonbright.com) for the west central part of the state that includes the Eldora Speedway – The World’s Greatest Dirt Track, which is owned by Tony Stewart,” said American Rebel Holdings CEO Andy Ross. “American Rebel Light is a primary sponsor of the Matt Hagan Dodge//SRT Hellcat Funny Car owned by Tony Stewart Racing. We are strategically constructing our distributor network to support our existing relationships and utilize existing distributor networks like the Miller/Coors network and the AB network combined with best-in-class independent distributors.”

The new relationship with Tramonte Distributing will allow American Rebel Beer to reach a wider audience in Ohio, bringing its Premium Light Lager to light beer drinkers looking for a beer that shares their core values. The Tramonte agreement aims to provide a seamless distribution network, ensuring that American Rebel Beer is available in local bars, restaurants, and retail outlets.

“We are excited to partner with Tramonte Distributing to bring American Rebel Beer to Akron, OH, and the surrounding counties,” said Todd Porter, President of American Rebel Beverages. “This agreement represents our commitment to expanding our reach and sharing our passion for America’s Patriotic Beer with the amazing people of northeast Ohio.”

Tramonte Distributing Company was founded in 1940 in Akron by Giacomo Tramonte, and true to its roots, remains in the city of Akron where they are the only alcoholic beverage distributor. Tramonte family members remain active in the company and the company prides itself on being a solid corporate citizen, encouraging responsible consumption, sponsoring a Safe Ride program during key holiday periods and contributing to local and national charities.

To celebrate the launch, American Rebel Beer and Tramonte Distributing will host a series of events, including Rebel Light Kick-Off Parties featuring CEO Andy Ross and his band, beer tastings, and promotional giveaways. The festivities will kick off in early 2025 and run through the summer, offering a perfect opportunity for the community to come together and enjoy America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

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Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio and Missouri and is adding new distributors and territories regularly. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on our social media platforms.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer (americanrebelbeer.com) is a domestic premium light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebelbeer.com or americanrebel.com . For investor information, visit americanrebel.com/investor-relations .

American Rebel Holdings, Inc.
info@americanrebel.com

American Rebel Beverages, LLC
Todd Porter, President
tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of a launch party, actual launch timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com
info@americanrebel.com

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